Exhibit 99.1

                                             [LOGO OF SCHICK TECHNOLOGIES, INC.]


                                                                October 16, 2002


To Our Shareholders:

We are proud to present the results of Fiscal 2002 to our shareholders.

Fiscal 2002 was a solid year for our company. Net revenues in fiscal 2002 increased by 15%, to $24.4 million, from fiscal 2001, with net income of $3.1 million ($0.30 per basic share, $.026 per diluted share) compared to a loss of $1.6 million (($0.16) per basic and diluted share) in fiscal 2001. Profitability was fueled by the revenue increase in conjunction with improved efficiencies in manufacturing and materials management, as well as general spending reductions across the company.

We believe that our 2002 financial results were positively impacted by an increased adoption of digital technologies and the Schick product line in the dental market. In addition, we are pleased that our relationship with Patterson Dental Company, the exclusive distributor of our CDR(R) dental product line in North America, continues to show promise, as reflected in our increased revenues and lower relative operating costs.

In addition to our strong financial performance, I am proud to report two product developments just after the close of our fiscal year. First, the company introduced our USBCam(TM), the first intra-oral dental camera to provide full motion video and high definition via a standard USB port. Additionally, we began beta testing of our new DICOM software platform for CDR. Research and development has always played an important role in our company, and we continue to actively pursue new product introductions.

At this point in Fiscal 2003 we see continued growth in the dental market, and are optimistic about revenue and income growth for Schick Technologies. I am grateful to those who have contributed to our success, particularly our dedicated employees and supportive shareholders.

Thank you.

David B. Schick
Chairman of the Board and Chief Executive Officer